EXHIBIT (j)(1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 30, 1998, relating to the financial statements and financial highlights appearing in the November 30, 1998 Annual Report to Shareholders of the Brazos Mutual Funds which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and to the reference to us under the heading "Financial Statements" in the Statement of Additional Information.


/s/ PriceWaterhouseCoopers LLP
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1177 Avenue of the Americas
New York, NY
October 11, 1999